COLLEGE BOUND STUDENT ALLIANCE, INC.
                   333 South Allison Parkway, Suite 100
                       Lakewood, Colorado 80226
                           (303) 804-0155




                         September 14, 2001



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

          Re:  College Bound Student Alliance, Inc.
               Form SB-2 Registration Statement
               SEC File No. 333-66728

Ladies and Gentlemen:

     College Bound Student Alliance, Inc. hereby requests that its Registration Statement on Form SB-2, SEC File No. 333-66728, be immediately withdrawn pursuant to Rule 477 under the Securities Act.

     Thank you for your immediate attention to this request.

                         Sincerely,

                         COLLEGE BOUND STUDENT ALLIANCE, INC.



                         By: /s/ Jerome Lapin
                             -------------------------------------
                             Jerome Lapin, Chief Executive Officer



cc:  Swartz Institutional Finance